UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): February 16, 2007

VERIDICOM INTERNATIONAL, INC.
(Exact name of registrant as specified in charter)

Delaware	000-12382	95-2577731
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

55 Woodland Avenue, Verona, New Jersey 07044
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (973) 239-7575

Copies to:
Marc Ross, Esq.
Yoel Goldfeder, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

21 Water Street, 5th Floor, Vancouver, British Columbia V6B 1A1
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

New Officer

On February 16, 2007, Paul Mann resigned as Chief Executive Officer, Chief Financial Officer, Secretary and as a member of the Board of Directors of the Company. In addition, on February 16, 2007 Bill Cheung also resigned as a member of the Board of Directors of the Company. Subsequent to the foregoing resignations, Daniel E. Stryker Jr. was appointed as the Chief Executive Officer and as a Member of the Board of Directors of the Company. Mr. Stryker and the Company entered into an employment agreement effective March 1, 2007, pursuant to which Mr. Stryker will receive a salary of $8,500 per month. In addition, Mr. Stryker will be entitled to receive an annual cash bonus based on revenues generated by the Company and will be granted 500,000 stock options of the Company, issuable at the discretion of the Board of Directors. In addition to the foregoing, the Company and Mr. Stryker entered into an Indemnification Agreement, pursuant to which the Company agreed to indemnify Mr. Stryker for substantially all liabilities he may incur as a result of his employment by or service to the Company.

From December 2005 to August 2006, Mr. Stryker served as our President. From August 2001 to December 2005, Mr. Stryker has served as the Founder and CEO of Global Access Integrated Network Services LLC, ("GAINS LLC") based in Verona, NJ. GAINS LLC is a Biometric Systems Integrator that specializes in fingerprint biometric enrollment services, project management, and providing complete biometric identification integration solutions and services. From February 2000 to August 2001, Mr. Stryker was the Vice President, Business Development and Worldwide Sales at Y-Point Inc., located in Hazlet, NJ. Y-Point Inc. was a back-end web development company and systems integrator specializing in financial services and project management. Prior to February 2000, Mr. Stryker was based in Madison, NJ and served as the Director, Strategic Sales with Veridicom Inc., of Santa Clara, CA.

New Financing

To obtain funding for general corporate and operating purposes, including product development and enhancements, sales and marketing efforts and payment of consulting and legal fees, the Company entered into a Securities Purchase Agreement with New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., AJW Partners, LLC, Alpha Capital, Enable Growth Partners L.P., and Whalehaven Capital Fund Limited (collectively, the “Investors”) on March 30, 2007 for the sale of (i) $360,000 in callable secured convertible notes (the “Notes”) and (ii) stock purchase warrants (the “Warrants”) to buy an aggregate of 8,000,000 shares of our common stock. On March 30, 2007, the Investors purchased the $360,000 in Notes and received Warrants to purchase an aggregate of 8,000,000 shares of our common stock

The Notes bear interest at 8%, mature three years from the date of issuance, and are convertible into our common stock, at a conversion price equal to 50% of the average of the three lowest intraday trading prices for our common stock during the 20 trading days before, but not including, the conversion date. As of March 30, 2007, the average of the three lowest intraday trading prices for our common stock during the preceding 20 trading days as reported on the Over-The-Counter Bulletin Board was $0.006 and, therefore, the conversion price for the secured convertible notes was $0.003. Based on this conversion price, the $360,000 Notes, excluding interest, were convertible into 120,000,000 shares of our common stock.

The Company may prepay the Notes in the event that no event of default exists, there are a sufficient number of shares available for conversion of the callable secured convertible notes. The full principal amount of the Notes is due upon default under the terms of Notes. In addition, we have granted the Investors a security interest in substantially all of the Company’s assets and intellectual property as well as registration rights.

The Warrants are exercisable until five years from the date of issuance at a purchase price of $0.02 per share. In addition, the exercise price of the Warrants is adjusted in the event we issue common stock at a price below market.

The Investors have contractually agreed to restrict their ability to convert the callable secured convertible notes and exercise the warrants and receive shares of our common stock such that the number of shares of our common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of our then issued and outstanding shares of our common stock.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The sale of the Notes described in Item 1.01 was completed on March 30, 2007. The Notes are a debt obligation arising other than in the ordinary course of business which constitute a direct financial obligation of the Company.

Item 3.02  Unregistered Sales of Equity Securities

The Notes and Warrants described in Item 1.01 were offered and sold to the Investors in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 promulgated thereunder.   Each of the Investors is an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

ITEM 9.01.  Financial Statements and Exhibits.

4.01	Form of 8% Secured Convertible Note issued March 30, 2007

4.02	Form of Warrant issued March 30, 2007

4.03	Registration Rights Agreement dated March 30, 2007

10.01	Employment Agreement between Veridicom International, Inc. and Daniel E. Stryker Jr, dated as of March 1, 2007.

10.02	Indemnification Agreement between Veridicom International, Inc. and Daniel E. Stryker Jr, dated as of March 1, 2007.

10.03	Securities Purchase Agreement dated March 30, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Veridicom International, Inc.

Date: April 3, 2007	By:	/s/ Daniel Stryker
Name: Daniel Stryker
Title: Chief Executive Officer